     THIS LICENSE AGREEMENT (the "AGREEMENT") made as of the 6th day of June,
2005 (the "EFFECTIVE DATE"), by and between KENNETH COLE PRODUCTIONS (LIC),
INC., a Bahamas corporation with offices at 90 Sommerset House, Thompson
Boulevard, P.O. Box SS-5212, Nassau, Bahamas ("LICENSOR"), and BERNARD CHAUS,
INC., a New York corporation with offices at 530 Seventh Avenue, New York, New
York 10018 ("LICENSEE").

     WHEREAS, Licensor together with its parents and their subsidiaries, divisions and affiliates (collectively, the "LICENSOR GROUP") is the exclusive owner of all right, title and interest in and to the world-famous trade name, trademark and service mark as are now or as may be hereinafter designated by
Licensor as the Licensed Mark (as such term is defined in Paragraph 1.1);

     WHEREAS, Licensor and the Licensed Mark have established a distinctive reputation for excellence with the public as a leading fashion firm manufacturing and selling merchandise (directly and through licensees) of the highest quality, so that the preservation of the reputation and prestige of
Licensor and the Licensed Mark are of paramount importance.

     WHEREAS, it is the desire and intention of the parties that Licensee be permitted to use the Licensed Mark throughout the Territory (as such term is defined below) on certain Products (as such term is defined below);

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and other good and valuable consideration, Licensor and Licensee do hereby respectively grant, covenant and agree as follows:

1.   GRANT OF LICENSE

     1.1 (a) Licensor hereby grants to Licensee, during the Term (as such term is defined in Paragraph 2.1), an exclusive license in the United States (defined to include the Continental United States, Hawaii, Alaska, and Puerto Rico) (the
"TERRITORY") to manufacture and distribute at wholesale Women's Sportswear
("PRODUCTS") bearing the mark KENNETH COLE REACTION (the "LICENSED MARK" or
"BRAND").

WOMEN'S SPORTSWEAR shall consist of the following products in knit and woven fabrications (including denim): dresses, suits, sport jackets, blazers, jackets, coats, blouses, overalls, shirts (including T-shirts for use as sportswear), vests, sweaters, skirts, pants, shorts, jeans and similar approved products. All
Products under this License Agreement shall be limited for sale solely as part of a better sportswear or better petite sportswear collection. The definition of
"Products" shall not include any other items, specifically not (1) formalwear;
(2) contemporary sportswear; (3) women's classification products, including but not limited to classification dresses, except as offered for sale in better sportswear collections; or (4) products to be sold as part of any other specialty collection, including but not limited to swimwear, intimate apparel, sleepwear, scarves and other neckwear, outerwear or activewear (including sweatshirts, sweatpants, golf

                                        1

apparel or other athletic clothing). Licensee will be permitted to manufacture, distribute and sell certain women's classification or non-sportswear collection items (e.g. outerwear, activewear, etc.) with Licensor approval consistent with items found in other better sportswear collections by similarly situated designers. Such sales shall be restricted to those channels of distribution that market (i.e. merchandise) such Products in sportswear collection departments and not into (i) the relevant classification departments or (ii) specialty stores.
The introduction of large and/or maternity sizes shall be subject to Licensor's prior approval.

          (b) The definition of Products shall be limited only to goods marketed for sale solely in the women's better sportswear or better petite sportswear department of approved department stores and approved specialty retailers
("APPROVED STORES"). The items within the definition of Products, which are manufactured, distributed and sold by Licensee using the Licensed Mark pursuant to this Agreement, shall be referred to collectively herein as "ARTICLES."
Licensor hereby grants to Licensee, during the Term, a non-exclusive license in the Territory to use the Licensed Mark in the promotion, marketing and advertising of the Products in connection with the rights granted herein and in accordance with the terms of this Agreement. For the sake of clarity, the phrase
"women's better sportswear" is used as a term of art having specific meaning in the retail apparel business to contrast with other departments in department stores (e.g. "contemporary sportswear", "juniors' sportswear", "dresses,"
"premium denim", etc.). Licensor specifically reserves its rights with respect to these other departments and to all other goods bearing the Licensed Mark or bearing any other trademark except the Licensed Mark. Such Products may be substantially similar to Articles in styling, fabrication, color and the like and may be sold to the same customers to which Articles are sold. It is understood and agreed, however, that Licensor shall not offer, nor grant the rights for others to offer, for sale such Products in the women's better sportswear departments of department stores under the Licensed Mark. In the event "better sportswear" ceases to exist as a specific department within certain department stores, Licensor and Licensee shall confer in good faith regarding the department, departments and/or doors in which Licensee shall exclusively sell the Articles in such stores.

          (c) In the event Licensor determines to grant a license to * * *
Licensor will first negotiate in good faith with Licensee with respect to such license. Within * days of receipt of notification of Licensor's intent to consider such opportunity, Licensee shall present Licensor with a Business Plan
(as such term is defined below) with respect to * which will include setting forth the * * for such proposed products bearing the relevant Licensed Mark(s).
The parties shall negotiate in good faith with respect to such * * * * * *. If the parties cannot reach an agreement within * days of receipt of such Business
Plan, Licensor may then negotiate with and enter into an agreement with a third party regard to such agreement, provided, however,

                                        2

that * * *.

          (d) In the event Licensor determines to grant a license to use the
Licensed Mark in connection solely with the manufacture and distribution of
Articles at wholesale in * Licensor will first negotiate in good faith with
Licensee with respect to such license. Within * days of receipt of notification of Licensor's intent to consider such opportunity, Licensee shall present
Licensor with a Business Plan (as such term is defined below) with respect to such license which will include setting forth the * for the Articles. The parties shall negotiate in good faith with respect to * * *.

          If the parties cannot reach an agreement within * * * days, Licensor may then negotiate with and enter into an agreement with a third party regard to such agreement, provided, however, that during the initial Term (as defined below), * * *.

          (e) It is expected that the Articles will not typically be sold in the same doors where Products bearing the "*" trademark are sold. In the doors where the two lines overlap, * * * *.

     1.2 All Articles shall bear a Licensed Mark and, except as explicitly provided hereunder, no Articles shall be sold or otherwise distributed by
Licensee under any mark other than a Licensed Mark. Licensee shall not use the
Licensed Mark together with any other trademarks or name of any other products
(other than Ancillary Branding, as defined in this Paragraph 1.2). Licensor reserves all rights to the Licensed Mark and Ancillary Branding, except as specifically granted herein to Licensee. Licensor may make such changes as
Licensor deems necessary to the Licensed Mark, including without limitation, to the use, style or appearance of the Licensed Mark (for example, REACTION KENNETH
COLE). Additionally, Licensor may, from time to time, provide to Licensee for use in connection with the marketing, promotion, sale and distribution of
Articles, logotypes, designs or other materials for use on or with the Articles, including such materials or taglines that may be used separately from the
Licensed Mark in labeling, hang tags, displays and similar promotional materials
(collectively, "ANCILLARY BRANDING"). Licensor and Licensee shall work together in the design and selection of Ancillary Branding, provided, however, that
Licensor shall have ultimate approval rights over such Ancillary Branding.
Licensor shall notify Licensee if it elects to change the form of a Licensed
Mark or adopts or revises Ancillary Branding and Licensee shall effect the change as promptly as commercially practicable thereafter and, in any event, no later than for the next seasonal collection after the seasonal collection then in production. If, after the change has been effected, Licensee has an inventory of Articles bearing the previous form of such Licensed Mark or Ancillary
Branding, Licensee may sell

                                        3

off such Articles in the ordinary course pursuant to this Agreement. Also, if, after the change has been effected, Licensee has an inventory of business documents bearing the previous form of the Licensed Mark or Ancillary Branding,
Licensee may use them up in the ordinary course unless otherwise notified by
Licensor.

     1.3 Licensee shall not sell Articles to any customer unless such customer has been pre-approved by Licensor pursuant to the provisions of Section 5. Upon execution of this Agreement, Licensee shall provide Licensor a list of proposed customers organized by brand for pre-approval. During the Term, Licensee may submit additional customers and Licensor may approve such additional customers in its sole discretion pursuant to the provisions of Paragraph 4.5 below.

     1.4 Licensee acknowledges that the rights granted hereunder do not include the right to operate a retail or outlet store under any Licensed Mark or any variation or simulation thereof; nor may Licensee, its parents or any of their subsidiaries, affiliates or principals (collectively, the "LICENSEE GROUP") sell
Articles at retail.

     1.5 Licensee shall use commercially reasonable efforts to exploit the rights herein granted throughout the Territory and, subject to the terms of this
Agreement, to sell Articles consistent with the high standards and prestige represented by the Licensed Mark.

     1.6 (a) The license granted hereunder shall expressly exclude (i) mail order catalogs and other direct mail materials ("DIRECT MAIL"), (ii) Web sites or otherwise through the World Wide Web, Internet, or other global computer information network (together, the "INTERNET"), (iii) any electronic sales vehicles (such as television marketing or interactive television), (iv) retail stores and outlet stores operating under the Licensed Mark (or other marks owned or controlled by Licensor) located within and without the Territory, (v)
uniforms, (vi) bases and exchanges of the Armed Forces of any country, (vii)
premium and corporate promotional or corporate gift programs and (viii)
duty-free channels (including DFS) (collectively, the "RESERVED CHANNELS").

          (b) Licensee shall not, nor shall it authorize any of its customers to
(i) offer Articles for sale through the Reserved Channels or (ii) advertise, market, promote, publicize or otherwise exploit Articles or any Licensed Mark or otherwise use any Licensed Mark through the Reserved Channels or together with any other trademarks or name or any other products. From time to time, Licensee may propose specific opportunities to exploit such channels on a non-exclusive basis. Licensor may approve or disapprove such proposals in its sole discretion.
Licensor may subsequently withdraw its approval of such proposal, and Licensee shall use its best efforts to remove the Articles from such vehicle.

          (c) Licensee acknowledges that Licensor Group may market and sell
Products bearing the Licensed Mark not originating from Licensee to consumers in the Territory through the Reserved Channels and such sales shall not be deemed a breach of Licensee's exclusivity rights hereunder. Further, Licensee acknowledges that Licensor

                                        4

Group may, directly or through another licensee, purchase Products bearing the
Licensed Mark from third party contractors for sale (i) outside the Territory or
(ii) inside the Territory through the Reserved Channels. To the extent commercially practicable, Licensor will endeavor to purchase such Products from
Licensee. To the extent that Licensor Group seeks to purchase and Licensee agrees to sell Articles to Licensor or its affiliates for resale in the Reserved
Channels, the price for such Articles shall be mutually agreed upon and
Paragraph 19.1(a) below shall apply only in the event Licensor is placing the purchase order for such Articles at the time Licensee's other customers are placing orders.

     1.7 (a) In no event shall Licensee sell Articles or cause Articles to be sold: (i) to customers for sale outside the Territory; (ii) through the Reserved
Channels (except as provided in Paragraph 1.6(b)); or (iii) to a customer if
Licensee has reason to believe that such customer may sell Articles to customers located outside the Territory or that such customer may divert Articles, including by reason of a previous history of diversion of Articles, of other
Products or of any other products, or if Licensor provides notice to Licensee that it has reason to believe such customer may divert Articles. (To "divert"
means to resell or otherwise transfer goods from approved distribution doors other than to consumers.)

          (b) Licensor and Licensee acknowledge and agree that it is in their mutual interests to take reasonable and appropriate steps to prevent diversion of Products bearing the Licensed Marks, and shall cooperate to establish coding, marking or other, similar standards for Articles, consistent with industry practices, in order to monitor and trace the source of any diversion activities.
Licensee shall cooperate reasonably with Licensor and its affiliates in the implementation of their anti-diversion and anti-counterfeiting measures, contributing to enforcement efforts on a pro rata basis. Licensor shall attempt in good faith to minimize enforcement costs consistent with the levels of diverted and/or counterfeit products bearing the Licensed Marks actually detected in the Territory, and whenever possible, Licensor will provide reasonable notice and request Licensee approval, not to be unreasonably withheld, before incurring costs pursuant to this Paragraph 1.7(b). Any amounts recovered by the parties in connection with an enforcement action provided for in this Paragraph 1.7(b) shall be applied in accordance with Paragraph 11.5 below. Licensor covenants and agrees that it shall require its other licensees to take steps to prevent diversion of Products bearing the Licensed Mark, including by way of example and not limitation, diversion of Products into the
Territory that are meant for sale outside the Territory, consistent with the obligations upon Licensee hereunder.

     1.8 (a) Nothing herein shall be deemed to prevent the Licensor Group or any of its other licensees or third party contractors from manufacturing Products bearing the Licensed Mark in the Territory for distribution outside the
Territory or otherwise in keeping with the terms herein, provided that such use is consistent with Licensor's obligations under Paragraph 1.7(b).

                                        5

          (b) Licensee acknowledges that nothing herein grants Licensee any rights, including without limitation, the right of first refusal, to use any
Licensed Mark outside the Territory other than * as set forth in Paragraph 1.1
(d) and the Licensor Group may, on its own or through agreements with other licensees or third parties, use any Licensed Mark for any purpose, including in connection with the manufacture, distribution and sale of Products, outside the
Territory, provided that such use is consistent with Licensor's obligations under Paragraph 1.7(b). Upon request by Licensor, Licensee shall cooperate with the Licensor Group (or such licensee or third party as it may designate) in connection therewith and, specifically, shall provide the Licensor Group for itself or on behalf of its licensee (but only in instances where such licensee is restricted by law from importing Licensee's Articles into its territory) or designated third party, without charge, with such design and styling information, including technical manufacturing specifications, as may be necessary or appropriate to enable the production of Products consistent with
Articles produced by Licensee, provided that such use is consistent with
Licensor's obligations under Paragraph 1.7(b). In connection therewith or when otherwise requested by Licensor, Licensee shall provide the Licensor Group for itself or on behalf of its licensee (but only in instances where such licensee is restricted by law from importing Licensee's Articles into its territory) or designated third party with disk copies of the graded patterns and markers for the Articles which any such affiliate or third party desires to include in its collections and copies of such other materials as may be necessary for the production of those Products. With respect solely to these items, Licensee's cost thereof shall be reimbursed to Licensee. In the event Licensor requests that Licensee include in its collection Products designed by a third party licensee of Licensor, Licensor shall provide Licensee with any available disk copies of the graded patterns and markers for such Products and copies of such other materials as may be available for the production of those Products.

     1.9 Licensee acknowledges that the Licensor Group and/or its licensees may purchase Articles bearing the Licensed Mark from Licensee or Products bearing the Licensed Mark from third parties for use as promotional items in conjunction with the sale or marketing inside and/or outside the Territory of items not constituting Articles (e.g. "gift with purchase").

2.   TERM

     2.1 The term of this Agreement shall commence on the Effective Date and, unless otherwise terminated as provided herein, shall continue through December
31, 2010 (the "TERM"). The period commencing on the Effective Date and ending on
December 31, 2006 and each twelve (12) month calendar year commencing on each
January 1st thereafter during the Term shall constitute and shall be referred to herein as an "ANNUAL PERIOD."

     2.2 (a) Provided that Net Sales (as such term is defined in Paragraph
8.1(c) below) in the * Annual Period are at least the greater of: (i) * * or
(ii) * of the Guaranteed Minimum Net Sales (as such term is defined in Section 7 below) in the * Annual Period, and

                                        6

provided further, that Licensee is not in default beyond the expiration of any applicable grace or cure period of the terms, covenants and conditions of this
Agreement, Licensee shall have the option to extend the Term for an additional period of three (3) years commencing January 1, 2011 and terminating December
31, 2013 (the "RENEWAL OPTION"). Licensee may exercise the Renewal Option by giving written notice that shall be received by Licensor no later than March 1,
2010. Time is of the essence with regard to the provisions of this Paragraph
2.2. In all other respects, all of the terms, covenants and provisions of this
Agreement shall remain in full force and effect during the periods covered by the Renewal Option.

          (b) The effectiveness of any exercise of the Renewal Option is expressly contingent upon Licensee achieving * * * * * * (as set forth below)
and not otherwise being in material default beyond the expiration of any applicable grace or cure period of the terms, covenants and conditions of this
Agreement at the end of the fifth Annual Period of this Agreement.

          (c) Absent an agreement by and between the parties, Licensee shall have no right to renew this Agreement beyond December 31, 2013.

3    DESIGN PROCESS

     3.1 (a) During each Annual Period, and subject to the Approval procedures set forth in Section 5, Licensee shall manufacture, distribute and sell at least four collections of Articles with additional designs to be injected in the line during the season as required by market conditions upon Licensor's request.

          (b) No later than September 15th of an Annual Period or at such other time (s) as the parties may mutually agree, Licensee shall submit to Licensor a merchandising plan (the "MERCHANDISING PLAN") covering the subsequent two seasons, the form of which will be provided by Licensor. Each Merchandising Plan shall cover all Product classifications by style, by color, by volume, by calendar rollout, by distribution door level (i.e. "A", "B" and "C" doors) and such other information as Licensor may reasonably request. Licensee shall work with Licensor in developing a buying matrix from the Merchandising Plan.

          (c) No later than September 15th of each Annual Period during the
Term, Licensee shall prepare and submit to Licensor a two-year business plan
(the "BUSINESS PLAN"), the form of which is attached hereto and made a part hereof as "EXHIBIT 2" as such form may be amended by Licensor from time to time and provided to Licensee. Each Business Plan shall cover the upcoming two Annual
Periods (including, as applicable, Annual Periods within the Renewal Option or
"potential" Annual Periods after the end of the then Term, even if this
Agreement has no renewal) and shall include any other information that Licensor may reasonably request.

                                        7

          (d) No later than September 15th of each Annual Period during the
Term, the parties shall jointly develop an annual marketing, advertising and promotion plan (the "MARKETING PLAN") covering the upcoming Annual Period. The
Marketing Plan shall include all expenditures by medium and any other information that Licensor may reasonably request, all by Licensed Mark and by jurisdiction. Licensee shall also submit to Licensor by the end of February and
July of each Annual Period, a complete copy of its marketing, advertising and promotional expenditures for the preceding six (6) months along with copies of supporting documentation for the foregoing, such as invoices and tear sheets.

     Licensee shall submit the Merchandising Plan, Marketing Plan and Business
Plan for the initial Annual Period promptly following execution of this
Agreement. No Merchandising Plan, Business Plan or Marketing Plan shall be implemented without Licensor's prior written approval, pursuant to the Approval provisions set forth in Section 5. Licensee shall at any time as requested by
Licensor promptly: (i) update any Merchandising Plan or Business Plan and (ii)
provide assistance in the update of any Marketing Plan.

          (e) Licensee shall appoint and maintain at all times during the Term, a divisional president and at least one vice president dedicated to the Articles and to Licensee's operations pursuant to this Agreement. Said personnel shall operate in conjunction with Licensor to facilitate the design, production, advertising and distribution of Articles. At all times the staffing must be sufficient to support the business properly and to endeavor to maximize sales by
Brand. All personnel required pursuant to this Paragraph 3.1(e) shall be employees of Licensee but shall be subject to Licensor's approval prior to appointment and at all times thereafter during the Term. In the event Licensor shall revoke or withdraw said approval at any time during the term hereof,
Licensor and Licensee shall consult regarding the designation of a replacement to perform such functions, subject to the provisions of this Paragraph 3.1(e).

     3.2 Prior to each collection, Licensee shall submit to Licensor materials, designs, sketches, colors, samples, and ideas for use in connection with
Articles for approval pursuant to the terms of Section 5. Any and all such items shall be approved by Licensor in writing using the approval form attached hereto as "EXHIBIT 2", which form may be amended from time to time (the "APPROVAL
FORM"). Licensee shall receive any such approval by Licensor prior to the use of any of such items.

     3.3 Licensor may, in its sole discretion, prepare and deliver to Licensee sketches and ideas for Articles. In connection with such design direction,
Licensor may, in its sole discretion, purchase design samples. Licensee shall reimburse Licensor for any such design samples purchased by Licensor and provided to Licensee, provided such purchases shall * * * in any Annual Period without Licensee's prior written approval. All designs created or approved by
Licensor shall be and remain Licensor's sole and exclusive property. Licensee shall use all sketches and other materials provided by or approved by Licensor solely in connection with the manufacture, distribution and sale of Articles pursuant to this Agreement.

                                        8

Licensor may use and permit others to use any such sketches and other material, provided that such use does not conflict with any rights granted to Licensee hereunder.

     3.4 Licensee shall be responsible for the production of all samples as well as for the production of Articles and Licensee shall bear all costs in connection therewith.

     3.5 Licensor hereby acknowledges that Licensee is a party to other licensing arrangements with other parties for the manufacture and distribution of products with labels and trademarks other than the Licensed Mark.
Consequently:

          (a) As of the date hereof, Licensee has provided Licensor with a complete list of all such trademarks and existing businesses, including the names of all such parties and a complete description of the product lines thereunder, such list being attached hereto as EXHIBIT 3.

          (b) During the Term, in the event the Licensee Group intends to enter into any other * * * ("PROPOSED TRANSACTION") * * * * * * Licensee shall promptly notify Licensor in writing of such arrangement (the "TRANSACTION
NOTIFICATION") to the extent such notice is permitted by law, it being understood that Licensor may be required to enter into a confidentiality agreement with respect to such notice. Such notice shall include the * * *. In the event that the Proposed Transaction is for: * * * * * Licensee and Licensor
agree to * * *. Goods shall be deemed * for purposes of (a), (b) and (c) above if they * * * * *. In the event the parties do not reach agreement and Licensee
Group nevertheless proceeds with the * * Licensor may, in its sole discretion, elect to * *.

     3.6 The parties acknowledge and agree that the Licensor Group (or any of them) is and will be in the future a party to other licensing arrangements with other parties for the manufacture and distribution of merchandise other than the
Products under the Licensed Mark. Consequently, Licensee shall, to the fullest extent possible, avoid any conflicts between or among the definitions of any apparel, accessories or other articles licensed by Licensor under such third party agreements, including the Products

                                        9

hereunder. In the event of a conflict between or among the definitions of apparel or accessories licensed under such third party Licensor agreements, and the Products hereunder, Licensor reserves the right to resolve any such conflict, taking into account the natural channels of distribution of the
Articles and other apparel, and the protection of the Licensed Mark. Licensor's decision in resolving such conflicts shall be made in good faith and shall be final and binding. In the event Licensee, directly or indirectly, engages in any conduct that infringes on the legal rights of parties licensed under arrangements with the Licensor Group for products manufactured or sold under the
Licensed Mark, whether in the Territory or other jurisdictions, Licensee shall cease such activity upon written notice of Licensor.

4.   MANUFACTURE OF ARTICLES: QUALITY CONTROL

     4.1 Licensee acknowledges that Licensor has established a reputation for excellence with the public as a leading fashion firm manufacturing and selling merchandise (directly and through licensees) of high quality. Consequently, the preservation of the reputation and prestige of Licensor and the Licensed Mark is of paramount importance. Accordingly, Articles shall be of a standard of quality consistent with approved Product prototypes as provided under Section 5 and shall be distributed and sold with packaging and sales promotion materials appropriate for such Products.

     4.2 The styles, designs, packaging, contents, workmanship and quality of all Articles shall be approved by Licensor in writing, using the Approval Form and pursuant to the provisions of Section 5, prior to the distribution or sale thereof. Licensor may take all actions which it deems necessary, in Licensor's sole discretion, to ensure that Articles sold hereunder are consistent with the reputation and prestige of the Licensed Mark. It is expressly agreed and acknowledged by the parties hereto that Licensee shall promptly produce reasonable quantities of samples of specific Articles, groups of Articles or styles of Articles as requested by Licensor. Thereafter, if approved by Licensor in accordance with the provisions of Section 5, Licensee shall offer such
Articles for sale as part of Licensee's product assortment.

     4.3 Prior to the offer for sale of a particular Article, Licensee shall deliver to Licensor for its approval pursuant to the provisions of Section 5, free of charge, one sample of each such Article together with the tags, labels and packaging to be used in connection therewith (the "ARTICLE MATERIALS").
Prior to distribution of each Article, Licensee shall deliver to Licensor for its approval, free of charge, one production sample of each such Article together with the Article Materials. After sale or distribution of an Article has commenced, Licensee shall, upon the request of Licensor, submit to Licensor then current production samples of each Article together with the Article
Materials so that Licensor may be assured of the maintenance of the required quality standards. After any sample is approved, Licensee shall not deviate therefrom without the prior written approval of Licensor. Licensee shall also submit to Licensor samples of each Article for any reasonable business purpose upon Licensor's request therefor free of charge. Articles sold hereunder shall be consistent in quality with the approved samples. Licensor and its representatives, upon reasonable advance notice and scheduled so as not

                                       10

to unduly disrupt Licensee's manufacturing operations, may examine Articles in the process of being manufactured and inspect all facilities utilized in connection therewith.

     4.4 (a) Licensee shall manufacture (or cause to be manufactured), sell, label, package, distribute and advertise Articles in accordance with all applicable laws and regulations, provided, however, that in the event Licensee violates this provision, Licensee shall have the opportunity to cure such violation in accordance with Paragraph 13.1. Licensee shall use and display the
Licensed Mark only in such form and manner as are approved by Licensor, pursuant to the provisions of Section 5.

          (b) Licensee shall provide Licensor, at Licensor's reasonable request, a complete list of facilities manufacturing Articles or components thereof bearing the Licensed Mark (including names, addresses and contact information).

          (c) Licensee shall cause to appear on all Articles and Ancillary
Branding, all advertising, promotional and publicity material used in connection therewith, and any printed matter on which the Licensed Mark appears, such legends, markings and notices as Licensor may request in writing. Subject to the provisions of Paragraph 1.2, no such printed matter shall include any other name, mark or designation other than the Licensed Mark, except as required by applicable laws or regulations. Before using or releasing any such material,
Licensee shall submit to Licensor, for its written approval pursuant to the provisions of Section 5, proposed advertising, promotional and publicity copy, finished artwork for tags, labels, packaging, point-of-sale materials and the like and all printed matter on which the Licensed Mark appears. After any sample, copy, artwork or other material is approved, Licensee shall not deviate therefrom without the prior written approval of Licensor, provided, however, that in the event Licensee breaches the foregoing, Licensee shall have the opportunity to cure such breach in accordance with Paragraph 13.1. If Licensor shall disapprove of any sample Article, any sample tag, label, packaging or the like, or any advertising, promotional or publicity material or any other printed matter, Licensee shall promptly cease and desist from any use thereof.

     4.5 (a) In order to maintain the reputation, image and prestige of Licensor and the Licensed Mark, Licensee's distribution patterns shall consist solely of such high-end department stores and specialty retailers whose location, merchandising and overall operations are consistent with the quality of the
Articles and the reputation, image and prestige of the Licensed Mark. Licensee shall only sell Products to such department stores and specialty retailers approved in advance by Licensor in writing ("APPROVED STORES") using the approval form attached hereto as "EXHIBIT 4" (which form may be amended from time to time and provided by Licensor to Licensee) and pursuant to the provisions of Section 5. Additionally, Licensee shall only sell Products from the current seasonal collections to Approved Stores, except for Products from the immediately preceding season, which are being sold off to Approved Stores in the ordinary course. Licensee shall submit to Licensor the amount of Products
Licensee wishes to distribute to an Approved Store, categorized by Brand for
Licensor's prior written approval pursuant to the provisions of Section 5. Once such approval is given, Licensor subsequently may,

                                       11

by written notice to Licensee, withdraw its approval of an Approved Store, an individual door (i.e., a single branch of a multiple-unit retailer) of an otherwise Approved Store or the amount sold to such Approved Store or door, for any business reason, including but not limited to: (i) diversion of Articles or other goods; (ii) advertising, marketing, promotion, offering for sale or sale of Articles in a manner that would be a breach of or default under this
Agreement if done by Licensee; (iii) failing to continue to meet Licensor's standards, including by reason of the manner in which such customer merchandises, offers for sale or sells Articles; (iv) sale of Articles or other goods not purchased from authorized sources; (v) being incompatible with the image of the Articles or the Licensed Mark; or (vi) failing to sell a reasonable cross-section of in-season Articles and/or other goods bearing the Licensed Mark purchased from authorized sources. In instances in which Licensor withdraws approval for a retailer or door pursuant to (iii), (v) or (vi) above or for a similar reason not associated with wrongful conduct, Licensee may fulfill existing orders for the then-current season for such retailer or door. Licensee acknowledges that retailers approved for a particular Brand may not necessarily be approved for another Brand.

          (b) Licensor may at any time and in its sole discretion designate an
Approved Store to which Licensee is selling Products in accordance with 4.5(a)
as an "* * *" Sales to * * * are subject to the * * * * * * In the event,
Licensee wishes to sell Closeouts, Licensee shall submit to Licensor for prior approval pursuant to the provisions of Section 5 a schedule of * * *.

          (c) In addition, Licensee undertakes to monitor and supervise the merchandising and display of the Articles to be sold at retail so that the
Licensed Mark wherever used is properly and correctly displayed and the Articles are in fact shown and sold as quality and prestige merchandise consistent with the worldwide reputation and prestige of the Licensed Mark. In the event
Licensor should find any fact inconsistent with the foregoing, then Licensor shall notify Licensee thereof and Licensee shall supervise the retail location concerned in rectifying such inconsistency. Should such retail location fail to rectify the same within a reasonable time period, then Licensee shall cease to supply the Articles to said retail location.

          (d) Licensee shall provide Licensor, within five business (5) days after the end of each month during the Term, with a complete and itemized list of all orders booked during the preceding month broken out by Brand, by customer and by retail door (if and when such information is available by retail door).

          (e) Licensee shall provide Licensor with a complete wholesale customer list on a quarterly basis (including names, addresses and such other information as Licensor may reasonably request).

                                       12

     4.6 In an endeavor to ensure the highest level of customer service to all consumers, and only in the event Licensor shall so request, Licensee shall place the number "1-800-KEN-COLE" (collectively the "CONSUMER PHONE") or any other phone designation as well as and any domain name that Licensor shall designate for the Brand (e.g. www.kennethcole.com) (collectively the "WEB SITES") on all
Article Materials and other printed matter that are used in conjunction with the
Articles at retail. Licensor shall administer, coordinate and pay for all expenses related to said Consumer Phone and Web Sites; provided, however, in the event consumer complaints relating to the Articles shall constitute a materially disproportionate share of such consumer complaints, Licensor reserves the right to charge Licensee for its pro rata share of costs associated with said Consumer
Phone and Web Sites. Licensee shall cooperate with Licensor to satisfy all reasonable consumer demands as may be deemed appropriate by Licensor for: (a)
replacement goods or merchandise credits; and (b) inquiries related to the availability of Articles or other information reasonably required to service the consumers. The provisions of this Paragraph 4.6 shall survive the termination or expiration of this Agreement for a period of one (1) year subsequent to said termination or expiration.

     4.7 In the event that Licensee determines to construct any concept shops or shop-in-shops, they shall be built in accordance with concepts of design, architectural planning, construction materials, layout, decor and other aspects of decoration as provided in writing by Licensor and shall be subject to
Licensor's prior written approval pursuant to the provisions of Section 5. All expenses in connection with the design, development or construction of any such shops shall be borne by Licensee at its sole cost and expense.

     4.8 The styles, designs, appearance, components, images, materials, manufacturing facilities and sources, workmanship and quality of all product fixtures for the sale and marketing of Articles shall be approved by Licensor in writing prior to the manufacture, distribution or sale thereof. From time to time and at any time during this Agreement, Licensor may provide written specifications for the fixtures, which must be strictly followed by Licensee.
Fixtures bearing the Licensed Mark or other proprietary image or design of
Licensor not approved by Licensor may not be used, sold or disposed of in any way without Licensor's prior written approval pursuant to the provisions of
Section 5. All expenses in connection with the design, development or construction of any such fixtures shall be borne or reimbursed by Licensee at its sole cost and expense.

                                       13

5.   APPROVALS

     5.1 Licensor's approvals pursuant to this Agreement, except as otherwise expressly provided, may be based solely on Licensor's subjective standards and may be withheld in Licensor's sole and absolute discretion. Licensor shall use commercially reasonable efforts to respond to requests for approval as soon as possible and in any event within seven (7) business days except as otherwise specifically provided herein. Any item not either approved or unapproved in writing within seven (7) days shall be deemed unapproved, provided, however, that upon request Licensor must then provide reasons for such disapproval within three (3) business days.

     5.2 Licensor's approval of any designs, materials, printed matter, samples or any and all things related thereto or contemplated under this Agreement, for use in connection with any particular collection of Articles shall constitute approval for such use only in connection with the then-current seasonal collection by Brand and shall not constitute approval of the use of any such materials in connection with any other collection of Articles.

     5.3 Any failure by Licensee to obtain Licensor's approval in accordance with this Agreement, or the use by Licensee of any designs, materials, sources, printed matter, samples or any and all things related thereto or contemplated under this Agreement, in absence of Licensor's prior written approval, shall be deemed to be a material default of this Agreement and shall be subject to the rights and remedies of Licensor as provided herein.

6.   ADVERTISING; SHOWROOM

     6.1 (a) The Licensor Group shall promote, market and advertise the Licensed
Mark and shall administer the budget for such advertising, marketing and promotion. As a contribution to said advertising, marketing and promotion,
Licensee shall pay to Licensor Group a fee (the "ADVERTISING FEE") for each
Annual Period in an amount equal to * * *: (i) the actual * for such Annual
Period; and (ii) the * * *, as such term is defined below, for such Annual
Period. During each Annual Period, Licensee shall pay the Advertising Fee to
Licensor Group in equal installments at the same time installments of Guaranteed
Minimum Royalty, as such term is defined in Paragraph 7.1 below, for such Annual
Period are payable hereunder. Each such installment shall total, at a minimum, *
* * of the total minimum Advertising Fee based upon *, despite prior payments in any given Annual Period. Any additional Advertising Fee payable to Licensor
Group, or any refund of Advertising Fee payable to Licensee, for an Annual
Period shall be accounted for and paid in the same manner and at the same time that Sales Royalty, as such term is defined below, is to be accounted for and paid hereunder.

          (b) The Licensor Group shall use a portion of the Advertising Fee for institutional advertising of the Licensed Mark, as it so determines, which may include the

                                       14

cost of catalog advertising, Licensor's Websites and other electronic media and which may or may not include the Articles. In the event such advertising includes the Articles, Licensee shall cooperate with the Licensor Group in connection with such advertising and, if requested by Licensor, shall produce and deliver samples of Articles to Licensor for use in connection therewith at no cost to Licensor.

     6.2 (a) During the Term, Licensee shall maintain at Licensee's expense, a separate showroom for each Brand exclusively for the display of Articles. Said showrooms shall be located in the borough of Manhattan and shall be located, designed, decorated, staffed, maintained and re-modeled, if deemed necessary in
Licensor's reasonable judgment, in a manner commensurate with the reputation and prestige of the Licensed Mark and shall be subject to the prior written approval of Licensor. In connection therewith, Licensee shall also maintain separate telephone numbers and listings under the name "KENNETH COLE REACTION LADIES
SPORTSWEAR." Licensee may also maintain a showroom presence in the Licensor
Group's corporate showroom for the display of Articles. Any such display shall be built by the Licensor Group, provided, however, all costs associated with the building of such display, shall be at Licensee's sole cost and expense, in an amount * * * per square foot. In addition, Licensee shall pay * * * associated with the display ("DISPLAY SERVICES FEE"). Said Display Services Fee shall * * *
per square foot per annum. The Display Services Fee shall commence on the day
Licensee takes possession of any such premises. Licensee and the Licensor Group shall enter into a separate agreement setting forth the particulars prior to any such possession by Licensee.

          (b) Under no circumstances shall the Licensed Mark be used in combination with any other marks or products used by Licensee in conjunction with the telephone listings or showroom detailed in Paragraph 6.2(a) above.
Licensee must submit representative copies of printed matter used by Licensee in the course of its business that contain the Licensed Mark, including but not limited to, stationery, letterheads, envelopes, invoices and business cards to
Licensor for prior written approval pursuant to the provisions of Section 5.

          (c) When Licensee participates in trade shows, separate areas shall be maintained exclusively for the display of Articles under each Brand, subject to
Licensor's prior approval. At Licensor's request, Licensee shall also participate and cooperate in trade shows in which the Licensor Group participates, and pay its pro rata share of any expenses incurred by the
Licensor Group in connection therewith. Such pro rata share shall be paid within twenty (20) days from the presentment of an invoice therefor.

          (d) For each Annual Period, Licensee shall pay toward the expenses incurred by the Licensor Group in connection with any Licensor Group fashion or
"runway" shows ("FASHION SHOW FEE"). For each Annual Period, the Fashion Show
Fee shall be * * *. Amounts due under this Paragraph shall be paid within twenty
(20) business days from the presentment of an invoice therefor. In the event
Licensor Group decides to produce a fashion or "runway" show exclusively for the

                                       15

Licensed Mark, the Fashion Show Fee shall be the costs incurred by the Licensor
Group in connection with such fashion or "runway" show divided by the licensee participants. In the event Licensor does not have a fashion or "runway" show in an Annual Period, Licensor shall allocate the Fashion Show Fee to an alternate brand building marketing event.

          (e) At Licensor's request and with Licensee's prior approval, Licensee
Group shall participate in charitable donations and similar endeavors together with the Licensor Group, provided Licensee Group's donations shall * * * per
Annual Period. Where donations are made on a joint basis, Licensor will inform the relevant charity of the extent of Licensee Group's participation and where donations result in public recognition, seats at charitable dinners or similar benefits, Licensor shall attempt to ensure that Licensee Group participates in such benefits in proportion to the level of Licensee Group's contribution.

     6.3 (a) In addition to the Advertising Fee and the Campaign Fee (as set forth below), Licensee shall spend in each Annual Period the amounts necessary or appropriate to promote, advertise and market the Articles to maximize sales of Articles consistent with the approved Marketing Plan and reflecting the image and prestige of the Articles and the Licensed Mark. Upon Licensor's request therefore, Licensee shall submit to Licensor documentary evidence in a form reasonably satisfactory to Licensor that substantiates all such expenditures.

          (b) In the event Licensee requests Licensor Group to furnish advertising and/or marketing services to assist Licensee's advertising and marketing efforts relating specifically to the Articles and Licensor Group agrees to provide such services, Licensee shall reimburse Licensor for * * * * *
*, as well as an agency fee of * * * * or the then-prevailing market rate for providing such services. In advance of performing services or incurring expenses under this Paragraph 6.3(b), Licensor shall submit an estimate of the anticipated services and reimbursable costs and expenses (which estimate shall reflect a contingency of * for such reasonable additional expenses as may be incurred in the course of performing such services).

          (c) All amounts due to the Licensor Group under this Paragraph 6.3 shall be payable by Licensee within twenty (20) days from the presentment of an invoice therefor.

     6.4 In addition to the Advertising Fee and Licensee's obligations with respect to Paragraph 6.3, commencing in the Third Annual Period, for each Annual
Period, Licensee shall pay to Licensor not less than * * *: (i) the actual * for such Annual Period; or (ii) the * * * * for such Annual Period (the "CAMPAIGN
FEE"). The Campaign Fee shall be spent on product-specific advertising in the
Licensor Group's national advertising campaign that includes Licensee's Articles
(i.e. the Articles must appear in the image in

                                       16

question). Upon the reasonable request of Licensee, Licensor shall provide
Licensee with supporting documentation for expenditures made in connection with the foregoing. Payments relating to the Campaign Fee are to be made at the same time installments of the Guaranteed Minimum Royalty are payable hereunder. Under no circumstances shall the minimum Campaign Fee be refundable. In each Annual
Period, Licensor shall provide Licensee with two (2) product specific collateral images delivered in an electronic file format at no additional charge (the costs for such collateral images being credited from the Campaign Fee collected hereunder).

     6.5 In addition to the Advertising Fee, Licensee shall expend the following amounts to support the initial launch of the Products: a total of Four Million
Dollars ($4,000,000) in the first two Annual Periods (the "LAUNCH FEE"), such amounts to be spent in accordance with a launch plan (which may include national print advertising, outdoor advertising, television or radio advertising or similar prestige image advertising but not co-op advertising, fixtures or point of sale materials) proposed by Licensor and approved by Licensee in its sole discretion prior to any expenditure.

     6.6 Licensee shall not be required to pay the Advertising Fee and Campaign
Fee for * up to and including * of Licensee's Net Sales in any Annual Period.
Licensee shall pay the Advertising Fee and Campaign fee on such sales in excess of * of Net Sales.

     6.7 In the event Licensee wishes to generate its own press releases or publicity of any kind including, but not limited to, interviews, relating to any or all of the Licensed Mark or the Articles, such releases or publicity shall be submitted to Licensor for Licensor's prior written approval. Licensee shall promptly submit to Licensor any and all news releases, advertising, publicity or promotional materials from any and all media and in any and all forms in which the Licensed Mark or the Articles appear as soon as such items are made available to Licensee. In all instances, Licensee shall fully cooperate with
Licensor's duly authorized public relations representative. Notwithstanding the foregoing, the prohibitions of this Paragraph 6.5 shall be waived with respect to any or all of Licensee's publications or materials which are required by any law, statute, regulation or rule required of any publicly-held company.

     6.8 At any time upon reasonable notice, Licensor may change or direct that procedures (but not the minimum amounts expended) be changed regarding the advertising, marketing, publicity and promotion of the Articles pursuant to this
Article.

7.   GUARANTEED MINIMUM ROYALTY AND GUARANTEED MINIMUM NET SALES

     7.1 Licensee shall attain Guaranteed Minimum Net Sales by Brand in each
Annual Period as set forth below. In each Annual Period, the Guaranteed Minimum
Net Sales by Brand for such Annual Period shall be the greater of: (i) the relevant Guaranteed Minimum Net Sales Thresholds for such Annual Period as set forth below; or (ii) * of the actual Net Sales by Brand for the previous Annual

                                       17

Period, in which event, the relevant Guaranteed Minimum Net Sales Threshold for such Annual Period, as set forth below, shall be increased to reflect such amount. The Guaranteed Minimum Royalty for each Annual Period will be set based on the application of the rates set forth in Paragraph 8.1 below to the
Guaranteed Minimum Net Sales Thresholds as adjusted.

                    KENNETH COLE
                      REACTION
                GUARANTEED MINIMUM
ANNUAL PERIOD   NET SALES THRESHOLD
-----------------------------------
  1   2006               $*
-----------------------------------
  2   2007               $*
-----------------------------------
  3   2008               $*
-----------------------------------
  4   2009               $*
-----------------------------------
  5   2010               $*
-----------------------------------

     7.2 In the event Licensee shall properly exercises its option to extend the
Term in accordance with Paragraph 2.2 hereinabove, and such option does not subsequently expire for failure to satisfy any condition in this Agreement, then the Guaranteed Minimum Net Sales in the Renewal Term shall be as set forth below.

                      KENNETH COLE
                        REACTION
                  GUARANTEED MINIMUM
ANNUAL PERIOD     NET SALES THRESHOLD
--------------------------------------
  6   2011      * OF NET SALES IN 2010
--------------------------------------
  7   2012      * OF NET SALES IN 2011
--------------------------------------
  8   2013      * OF NET SALES IN 2012
--------------------------------------

     7.3 In each Annual Period, the Guaranteed Minimum Royalty (as well as the minimum Advertising Fee and minimum Campaign Fee otherwise consistent with the terms of this Agreement) shall be paid in four (4) equal quarterly installments payable on the first day of January, April, July, and October during each such
Annual Period, provided that the first such payment is not due until January
2006. In the event that application of the alternate percentage minimum set forth in Paragraph 7.1 above shall require adjustment of a January payment, reconciliation shall be made in accordance with Paragraph 9.2 below.

     7.4 The Guaranteed Minimum Royalty by Brand for each Annual Period may be credited only against the Sales Royalty by Brand for the same Annual Period.
Further, no payment of Guaranteed Minimum Royalty shall be refundable.

     7.5 If the * of Licensee determined in accordance with Generally Accepted
Accounting Principles ("*") falls below * at the end of any quarterly reporting period, Licensee shall so notify Licensor immediately in writing. In such event,
Licensor

                                       18

may require Licensee to * * * * * shall contain terms and conditions reasonably determined by Licensor and, once issued, shall * no later than January 15th, as updated to reflect the total amounts payable for the new Annual Period. In the event Licensee fails to deliver * due in accordance with this Paragraph 7.5,
Licensor shall have the option of * * * *. In the event the * is restored to *,
Licensee shall no longer be required to renew the * * * * * *. In the event the
* ever falls below * Licensee shall so notify Licensor immediately in writing and Licensor shall have the option of * upon written notice, subject to the provisions of this Agreement with respect to termination. Licensee's failure to notify Licensor as required shall be deemed a material breach of this Agreement.

     7.6 In the event Licensee shall fail to make any payment required under this Agreement, Licensor Group shall be entitled to deduct or set off such payment from amounts owed by Licensor Group to Licensee hereunder.

8.   SALES ROYALTY

     8.1 (a) In each Annual Period, Licensee shall pay to Licensor a Sales
Royalty on "Net Sales" (as defined below) for the Licensed Mark in the amount of: (i) * of actual full price Net Sales for Net Sales up to and including * and
(ii) * of actual full price Net Sales for Net Sales greater than *.

          (b) "NET SALES" shall mean gross sales amount of Articles shipped by the Licensee Group, less: (i) customary industry trade or term discounts (which shall not exceed * ); (ii) returns; (iii) freight and taxes; and (iv)
markdowns and allowances (which shall not exceed * of the gross sales amount of Articles in any Annual Period). No deduction shall be made for other discounts, uncollectible accounts or costs incurred by Licensee.

          (c) To the extent sales to approved * are expected to exceed * of
Licensee's Net Sales in any Annual Period, Licensee shall obtain Licensor's approval for any further sales to approved off-price outlets in such Annual
Period. If sales to approved off-price outlets exceed * of Licensee's Net Sales in any Annual Period, Licensee shall pay Sales Royalty on such sales in excess of * of Net Sales as if these sales were made at full wholesale prices.
Notwithstanding the above, if sales to * exceed * of Licensee's Net Sales in any
Annual Period, Licensee shall be deemed to be in default for purposes of
Paragraph 13.1 hereunder. From time to time, Licensee may propose a specific opportunity such as a one-time sell off or special production run to an * and
Licensor may approve or

                                       19

disapprove such proposal in its sole discretion with the terms governing such opportunity to be determined by the parties at such time.

          (d) Licensee agrees not to designate sales prices so low or discounts so high as to adversely affect the image, reputation and prestige of the
Licensed Mark and the consistency of Licensor's worldwide marketing efforts.
Licensee shall set its wholesale prices and suggested retail prices at a level that would encourage the development of sales thereof while maintaining the image and prestige of the Licensed Mark and the quality of the Articles.
However, Licensee shall set its wholesale prices and suggested retail prices for each Category in its sole discretion.

     8.2 For each Annual Period, the Sales Royalty, Advertising Fee and Campaign
Fee shall be accounted for and paid quarterly within thirty (30) days from March
31, June 30, September 30 and December 31. The Sales Royalty, Advertising Fee
and Campaign Fee payable for each accounting and payment period (the "PAYMENT
PERIOD") during each Annual Period shall be computed on the basis of Net Sales during such Payment Period, with a credit for any quarterly installment payments theretofore made to Licensor for such applicable Payment Period only, provided, however, that in no Payment Period shall the total payment of Sales Royalty,
Advertising Fee and Campaign Fee based on Guaranteed Minimum Net Sales be less than * of the total Guaranteed Minimum Net Sales for the then-current Annual
Period, subject to further reconciliation in subsequent Payment Periods. Any refund of Sales Royalty, Advertising Fee and/or Campaign Fee owed to Licensee shall be calculated in the Payment Period reconciling each Annual Period and paid within thirty (30) days of reconciliation.

     8.3 No payment of Sales Royalty for any Annual Period in excess of payments of Guaranteed Minimum Royalty by Brand for the same Annual Period shall be credited against the Guaranteed Minimum Royalty by Brand due to Licensor for any
other Annual Period.

     8.4 Licensee shall not be entitled to nor shall take deductions or set-offs from any payments required to be made under this Agreement for any reason.

9.   SALES STATEMENT

     9.1 (a) Licensee shall deliver to Licensor, at the time each Sales Royalty payment is due, a statement (the "QUARTERLY STATEMENT") signed and certified as accurate by Licensee's chief financial officer, setting forth the just completed
Payment Period and the Annual Period-to-date: (i) the number and invoice price of all Articles invoiced or shipped to Licensee's customers, the amount of discounts and returns which properly may be deducted from Net Sales, all by
Brand, by customer, by month, and in the aggregate; (ii) the amount of Sales
Royalty due and payable; and (iii) the amounts spent by Licensee for advertising, marketing and other promotional activities, by Brand and by type of activities and in the aggregate.

                                       20

          (b) (i) Licensee shall deliver to Licensor monthly, within two (2)
weeks after the end of each month commencing with the first month during which
Articles are shipped, detailed sell-in reports, in both units and dollar amounts, covering the preceding month and the Annual Period-to-date, by Brand, by customer, by door, by style or stock keeping unit and by collection, with a comparison to the corresponding period during the preceding Annual Period; (ii)
Licensee shall deliver to Licensor detailed weekly sell-through reports
(including sales and stock information for "this year," "last year" and
"planned"), by Brand, by customer, by door and by collection, with information presented for the week, the month-to-date, the season-to-date and the Annual
Period-to-date. The final such report for each month also shall include the required information by style. Each weekly sales report shall cover the proceeding Sunday through Saturday and shall be delivered by telefax no later than the following Friday.

          (c) Each of the Quarterly Statements and Licensee's other statements, reports and other items to be delivered under this Paragraph 9.1 shall be prepared in a format reasonably acceptable to Licensor which may be amended from time to time upon written notice to Licensee.

     9.2 Licensee shall deliver to Licensor, not later than forty-five (45) days after the end of each Annual Period, a statement signed and certified by a certified public accountant, relating to the entire Annual Period and setting forth the same information required of Licensee in accordance with Paragraph 9.1 above. Licensee shall also provide a copy of Licensee's audited annual report certified by a certified public accountant including a separate breakout of financial statement data for revenues and expenses associated with this License
Agreement (which breakout need not be certified by Licensee's certified public accountants). If any such statement should indicate that there had been an underpayment or overpayment of Sales Royalty in any Annual Period, then Licensee shall pay or Licensor shall refund such amount (as the case may be) within thirty (30) days of the receipt by Licensor of such statement.

10.  BOOKS AND RECORDS; AUDITS

     10.1 Licensee shall maintain complete and accurate books of account and records as required under this Agreement (including the originals or copies of documents supporting entries in the books of account) covering all transactions relating to this Agreement and/or the distribution and sale of Articles, including but not limited to invoices, credits and shipping documents. At any reasonable time during the Term and for three (3) years thereafter, Licensor may, upon five (5) days prior written notice to Licensee, cause an audit to be made of Licensee's records and documents relating to this Agreement, but in no event more than twice in any Annual Period. Any such audit performed by Licensor or Licensor's certified public accountant or other auditing professional shall be conducted so as to minimize disruption to Licensee's business operations. All such records and documents shall be kept available for at least five (5) years from the date thereof, including after the end of the Term, but in any event no less than the applicable period required by law.

                                       21

     10.2 If, as a result of any audit of Licensee's books and records, such audit discloses a deficiency in the payment of any amount due hereunder, such deficiency shall become immediately due and payable with interest at the rate provided in Paragraph 13.1 below from the date when such payment should have been made, provided that Licensee may contest in good faith a finding of deficiency, or the amount thereof, which objection shall be resolved by good faith negotiation of the parties or pursuant to the arbitration provisions set forth in Section 18 hereunder. In the event the deficiency for any 12 month period shall be in excess of * (excluding mathematical, clerical, or similar good-faith error) of the amount actually paid for the subject period, Licensee shall pay to Licensor upon demand the cost of such audit as well as all costs associated with two (2) subsequent actual audits. In the event such a deficiency should occur on more than one occasion, or if the deficiency in any 12 month period is in excess of * (excluding mathematical, clerical, or similar good-faith error), then Licensee shall be deemed in default, and Licensor, in addition to all other remedies at law, in equity or otherwise provided herein, shall have the option to terminate this Agreement upon ten (10) days notice.

11.  THE LICENSED MARK; COPYRIGHTS; PATENTS

     11.1 The Licensee Group shall not use the Licensed Mark, in whole or in part, as a corporate name, trade name or domain name.

     11.2 The Licensee Group acknowledges that as between the Licensee Group and the Licensor Group the Licensor Group is the owner of all right, title and interest in and to the Licensed Mark in the Territory in any form or embodiment thereof and is also the owner of the goodwill attached or which shall become attached to the Licensed Mark in connection with the business and goods in relation to which the same has been, is or shall be used. Sales of Articles by
Licensee shall be deemed to have been made by Licensor for purposes of trademark registration and all uses of the Licensed Mark by Licensee shall inure to the benefit of Licensor. Licensee shall not do or cause any act or thing which may reasonably be expected to adversely affect any rights of Licensor in and to the
Licensed Mark or any registrations thereof. The Licensee Group shall not sell
Articles as "seconds", "irregulars", "damaged", etc. without the prior written approval of Licensor pursuant to the provisions of Section 5.

     11.3 Licensee shall use the Licensed Mark in the Territory strictly in compliance with all legal requirements and shall use such markings in connection therewith as may be required by Licensor pursuant to Paragraph 4.4(c).

     11.4 The Licensee Group shall never challenge the Licensor Group's ownership of or the validity of the Licensed Mark or any application for registration thereof, or any trademark registration thereof, or any rights of the Licensor Group therein, nor shall the Licensee Group seek to register the
Licensed Mark or any variation or simulation thereof within or without the
Territory. Further, the Licensee Group shall cooperate fully, and at Licensor's sole cost and expense, with any reasonable request by the Licensor Group in connection with any application, registration or filing in connection with the
Licensed

                                       22

Mark. The provisions of this Paragraph 11.4 and the Licensee Group's obligations hereunder shall survive the expiration of termination of this Agreement.

     11.5 The Licensor Group shall take such action as it deems advisable for the protection of its rights in and to the Licensed Mark and the Licensee Group shall fully cooperate with the Licensor Group in connection therewith. Licensee agrees to bear all costs and fees for enforcement and anti-counterfeiting efforts associated with the Articles. Licensor shall attempt in good faith to minimize enforcement costs consistent with the levels of counterfeit products bearing the Licensed Marks actually detected in the Territory, and whenever possible, Licensor will provide reasonable notice and request Licensee approval, not to be unreasonably withheld, before incurring costs pursuant to this
Paragraph 11.5(b). The Licensor Group shall not be required to take any action if it deems inadvisable to do so, and the Licensee Group may not take any action with respect to the Licensed Mark without Licensor's prior written approval.
Licensee shall notify Licensor promptly after the Licensee Group becomes aware of: (a) an infringement or threatened infringement of the Licensed Mark; or (b)
any actionable imitation of the Licensed Mark or the Articles or of their packaging or advertising. In such notice, Licensee shall identify the alleged infringer or imitator and shall specify in reasonable detail the nature of the acts constituting such infringement or actionable imitation. With respect to any amounts recovered by the parties in connection with an enforcement action provided for in this Paragraph 1.7(b), Licensor and Licensee shall first recover their respective actual legal out-of-pocket expenses and fees, or equitable proportions of them. With respect to any recovery in excess of expenses and fees, the parties shall divide such amounts equally.

     11.6 All intellectual property rights contained in the Articles or Article
Materials whether (i) created by Licensor Group or (ii) created by Licensee
Group and approved by Licensor (collectively the "ARTICLE RIGHTS") shall be owned solely by Licensor. All copyrights in the Article Rights created by
Licensee shall be considered works made for hire. In the event such copyrights are deemed not to be works for hire or any other Article Rights are not considered the property rights of Licensor, Licensee shall be deemed hereby to have assigned to Licensor all right, title and interest, in and to all such
Article Rights held by Licensee including without limitation, all copyrights and patents. At any time and from time to time and upon the request by Licensor, and at the expense of Licensor, Licensee shall (x) execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered all such further deeds, assignment, transfers and conveyances as may be reasonably required for the better assigning, transferring, granting and confirming to Licensor and its successors and assigns of the Licensor's rights as set forth herein, or (y)
otherwise assist Licensor in procuring registrations for Licensor's rights as set forth herein including without limitation any patents or copyright registrations. Licensee shall enter into written agreements on these same terms with all freelance individuals creating work, copyrightable or otherwise, in connection with the Articles or Article Materials and shall make any such agreements available for review by Licensor at Licensor's request.

                                       23

12.  INDEMNITY; INSURANCE

     12.1 (a) Licensee shall hold Licensor, Mr. Kenneth Cole, individually, and the Licensor Group, as well as the directors, officers, employees and agents, and their respective successors and assigns, of the Licensor Group, harmless from and shall indemnify each of them against any losses, liabilities, damages and expenses (including interest, penalties and reasonable attorneys' fees and expenses) which any of them may incur or become obligated to pay to a third party, or for which any of them may become liable to pay to a third party in any action, claim or proceeding against any of them, by reason of any representation or warranty on the part of Licensee being untrue in any material respect or by reason of any acts, whether of omission or commission, by Licensee, the Licensee
Group, any of their contractors, suppliers or any of their respective affiliates, agents or employees arising out of or related to this Agreement.
Licensee's indemnification obligation also shall apply to any action, claim or proceeding against any of the indemnitees brought by or on behalf of any of
Licensee's affiliates, customers, contractors or suppliers arising out of or relating to their relationships or dealings with Licensee, the termination thereof or otherwise.

          (b) Licensor shall hold the Licensee Group and its directors, officers, employees and agents, and their respective successors and assigns, harmless from and shall indemnify each of them against any losses, liabilities, damages and expenses (including interest, penalties and reasonable attorneys'
fees and expenses) which any of them may incur or become obligated or liable to pay in any action, claim or proceeding against any of them alleging that the use, in accordance with the requirements hereof, of (i) the Licensed Mark, or
(ii) elements contained in the Ancillary Branding solely provided by Licensor, infringe upon the trademark rights of a third party.

          (c) A party claiming indemnification shall give the indemnifying party prompt notice of any such action, claim or proceeding. The indemnifying party then may take such action as it deems advisable to defend the action, claim or proceeding on behalf of the indemnitee. If appropriate action is not taken by the indemnifying party timely after its receipt of notice, the indemnitee may defend the action, claim or proceeding, but with only one counsel reasonably acceptable to the indemnifying party and at no more than standard rates, and no compromise or settlement may be made without the approval of the indemnitor and the indemnitee, which shall not be withheld or delayed unreasonably. In either case, the indemnitee, and each party shall keep the other fully advised of all developments and shall cooperate fully with each other in connection with the defense thereof. The provisions of, and Licensee's obligations under, this
Paragraph 12.1(a) shall survive the expiration or termination of this
Agreement.

     12.2 Licensee shall procure and maintain at its own expense in full force and effect at all times during which Articles are being sold a public liability insurance policy which shall include products liability coverage with respect to
Articles, with a limit of liability of not less than *. Such insurance policy shall be written for the benefit of Licensee, with Licensor, Licensor's ultimate parent, and Mr. Cole as additional insureds and shall provide for at least thirty (30) days prior notice to

                                       24

Licensor of the cancellation or substantial modification thereof. Licensee shall deliver certificates of such insurance to Licensor within thirty (30) days of the date hereof and thirty (30) days prior to any renewal or replacement thereof. Nothing in this Paragraph 12.2 shall be deemed to limit the indemnification provisions of Paragraph 12.1 (a) above.

13.  DEFAULTS

     13.1 In the event Licensee fails to make any payment due hereunder and such default shall continue uncured for a period of ten business (10) days after receipt of notice from Licensor that such payment was due and payable, Licensor may terminate this Agreement forthwith by notice thereof to Licensee. Interest shall be payable with respect to late payments and shall accrue at a rate equal to two (2) full percentage points over the prime rate being charged in New York,
New York by the Bank of New York as of the close of business on the date the payment first becomes due. In the event:

     (i)  Subject to the provisions of Paragraph 19.8, Licensee discontinues to arrange for the manufacture or discontinues the distribution of
          Articles for a period of sixty (60) or more consecutive days after launch;

     (ii) The Licensee Group knowingly or intentionally sells or exports
          Articles out of the Territory or otherwise violates the provisions of
          Paragraphs 1.6 and 1.7 above;

     (iii) Net Sales in any * Annual Periods are less than the * * s in the relevant Annual Period;

     (iv) * in any Annual Period are more than * * of Net Sales by Brand during such Annual Period in violation of Paragraph 8.1(c) above;

     (v)  Licensee seriously or repeatedly violates the provisions of Paragraph
          13.3; or

     (vi) Licensee fails to comply with the requirements of Paragraph 7.4 above,

then in any such event, Licensor may terminate this Agreement forthwith by notice thereof to Licensee. If Licensor or Licensee fails to perform any of its non-monetary obligations under this Agreement and such default is not curable or, if curable, shall continue uncured for a period of thirty (30) days after notice thereof from the non-defaulting party, then the non-defaulting party, at its sole election, may terminate this Agreement forthwith by notice thereof to the defaulting party, provided, however, in the event such defaulting party has commenced to cure any such breach during said thirty (30) day period which cannot be completely cured within said thirty (30) day period and is diligently prosecuting the cure of such breach, such default shall be deemed to have

                                       25

been cured unless and until the defaulting party has not, in fact, cured such default within ninety (90) days of the initial notice of such default.

     13.2 (a) In the event that Licensee files a petition in bankruptcy, is adjudicated a bankrupt or files a petition or otherwise seeks relief under or pursuant to any bankruptcy, insolvency or reorganization statute or proceeding, or if a petition in bankruptcy is filed against it, or it becomes insolvent or makes an assignment for the benefit of creditors or a custodian, receiver or trustee is appointed for it, or a substantial portion of its business or assets, and such petition is not discharged or dismissed within ninety (90) days of its filing, this Agreement shall terminate automatically without notice.

          (b) No assignee for the benefit of creditors, custodian, receiver, trustee in bankruptcy, or any other officer of the court or official charged with taking over custody of Licensee's assets or business may continue this
Agreement or exploit the Licensed Mark if this Agreement terminates pursuant to
Paragraph 13.2 (a) above.

          (c) If, pursuant to the United States Bankruptcy Code or any amendment, supplement or successor thereto, a trustee in bankruptcy of Licensee, or Licensee, as debtor, is permitted to assume this Agreement and does so and, thereafter, desires to assign this Agreement to a third party, the trustee or
Licensee, as the case may be ("DEBTOR"), shall notify Licensor. The notice shall set forth the name and address of the proposed assignee, the proposed consideration for the assignment and all other relevant details thereof. The giving of this notice shall constitute the grant to Licensor of an option to have this Agreement assigned to it or to its designee for the consideration, or its equivalent in money, and upon the terms specified in the notice. This option may be exercised only by notice given by Licensor to Debtor by the 30th day after Licensor's receipt of the notice from Debtor, unless a shorter period is deemed appropriate by the court in the bankruptcy proceeding. If Licensor does not exercise its option in a timely manner, Debtor may complete the assignment, but only if the assignment is to the entity named in the notice and for the consideration and upon the terms specified therein. Nothing herein is intended to impair any rights that Licensor may have as a creditor in the bankruptcy proceeding.

     13.3 Licensee shall not knowingly, nor shall Licensee knowingly suffer or permit any person or entity engaged in the manufacture or distribution of
Articles, to violate any applicable labor laws or Customs laws (including those regarding transshipment and improper designation of country of origin). The
Licensee Group may use contractors for the production of Articles
("CONTRACTORS"). However, no prospective Contractor shall be engaged until (i)
the Licensee Group conducts or has conducted its own factory audit of the prospective Contractor's facilities and Licensee certifies to Licensor that the prospective Contractor has passed the audit, i.e., satisfied Licensor's then current standards therefor (as provided in writing to Licensee by Licensor), and
(ii) the prospective Contractor executes and delivers to Licensee and Licensor an executed original of Licensor's factory guidelines and terms of engagement or such new form of contractor agreement as may be adopted generally by Licensor
("FACTORY GUIDELINES"). The Contractor's compliance shall be monitored by the
Licensee Group in accordance

                                       26

with Licensor's policies as provided to Licensee in writing. If Licensor objects to a Contractor, it shall provide Licensee with the basis for its determination, such as the failure of a Contractor to comply with the requirements of this
Agreement or the Factory Guidelines, the failure of a Contractor to pass follow-up factory audits or the failure of a Contractor to produce Articles of the requisite quality. Thereupon, Licensee shall use its commercially reasonable efforts to correct the problem, if possible, and, if the problem cannot be corrected or is not corrected within a reasonable period after receipt of
Licensor's aforesaid notice, Licensee immediately shall terminate its engagement of such Contractor. All costs incurred by Licensee in connection with a factory audit of prospective Contractor or a current Contractor shall be borne by
Licensee. In the event that Licensor determines to inspect Contractors, either through a member of the Licensor Group or by means of independent monitors retained by the Licensor Group, the Licensee Group shall cooperate with and facilitate such inspections, it being understood, however, that the costs incurred by the Licensor Group shall be borne by Licensor. In the event that it comes to Licensor's attention that there is a substantial risk that Contractors are not in accordance with applicable law or with the Factory Guidelines, the parties shall confer in good faith to determine appropriate safeguards to ensure compliance. Any shipment of Articles knowingly produced or accepted in violation of applicable labor law or Licensor's Factory Guidelines shall be deemed to be default of this Agreement subject to cure (as appropriate) in accordance with
Paragraph 13.1. Repeated serious violations not cured or otherwise acted upon in a timely fashion shall result in termination, subject to the rights and remedies of Licensor.

14.  INJUNCTIVE RELIEF

     14.1 Licensee recognizes that certain breaches of its obligations, including but not limited to its obligations under Paragraphs 1.4, 1.8, 1.9(a),
4.1, 4.3, 11 (in its entirety), 15.3 and 19.10 of this Agreement, may give rise to irreparable harm to Licensor and that monetary damages will be inadequate to compensate Licensor for such breach. Licensee therefore agrees that, in addition to any other remedies at law, in equity or otherwise, Licensor shall be entitled to obtain temporary and permanent injunctive relief from a court of competent jurisdiction to restrain any breach violation or threatened breach or violation of Paragraphs 1.4, 1.8, 1.9(a), 4.1, 4.3, 11 (in its entirety), 15.3 and 19.10 of this Agreement without bond and without the necessity of showing actual monetary damages and that irreparable harm to Licensor shall be presumed with each such breach, violation or threatened breach by Licensee. Licensee shall also be entitled to obtain temporary and permanent injunctive relief from a court of competent jurisdiction to restrain any unauthorized sale or distribution of Articles by a third party. Each party further agrees that breaches of the obligations of confidentiality under Paragraph 19.2 may give rise to irreparable harm to the disclosing party thereunder and that monetary damages will be inadequate to compensate the disclosing party for such breach.
Each of Licensor and Licensee therefore agrees that, in addition to any other remedies at law, in equity or otherwise, a disclosing party shall be entitled to obtain temporary and permanent injunctive relief from a court of competent jurisdiction to restrain any breach violation or threatened breach or violation of Paragraph 19.2 of this Agreement without bond and without the necessity of showing actual monetary damages

                                       27

and that irreparable harm to the disclosing party shall be presumed with each such breach, violation or threatened breach by the receiving party.

15.  RIGHTS ON EXPIRATION OR TERMINATION

     15.1 Upon termination of this Agreement by Licensor under *, Licensee shall pay to Licensor, within thirty (30) days of the date of termination as liquidated damages solely with respect to Licensee's financial obligations hereunder, and not as a penalty, a sum equal to the * * * * * * (the "ROYALTY
DAMAGES") as well as any amounts owing as of the time of termination.

     15.2 Notwithstanding the expiration or termination of this Agreement,
Licensor shall have and hereby reserves all rights and remedies which it has, or which are granted to it by operation of law or equity: (a) to enjoin the unlawful or unauthorized use of the Licensed Mark; (b) to collect any amounts owed by Licensee pursuant to this Agreement, including but not limited the
Royalty Damages; and (c) to recover any other damages resulting from Licensee's breach hereof, provided, however that the Royalty Damages shall serve as liquidated damages for lost Royalty and Advertising Fees and for the costs of finding another party to replace Licensee. Notwithstanding the expiration or termination of this Agreement, Licensee shall have and hereby reserves all rights and remedies which it has, or which are granted to it by operation of law or equity for breach of this Agreement by Licensor.

     15.3 Provided this Agreement is not terminated for default under * * *,
Licensee may, for an additional period of * months only, on a non-exclusive basis, sell and dispose of its inventory of Articles (the "SELL-OFF ARTICLES").
Upon termination or expiration of this Agreement, the parties shall jointly and immediately cause a physical inventory to be taken of the Articles held in inventory by Licensee (including those expected from vendors or committed to purchasers) which inventory shall be reduced to writing and copies thereof delivered to and signed by each party. The sales of such Sell-Off Articles are subject to all of the provisions hereof, including an accounting for and the payment of Sales Royalty on a quarterly basis; provided, however, Sell-Off
Articles may not be advertised or promoted during such period. Unauthorized sale or promotion of the Articles in the Territory or elsewhere upon termination or expiration would cause irreparable damage to Licensor and the prestige of the
Licensed Mark. Any violation of this provision shall entitle Licensor to relief in the form of a temporary restraining order and preliminary injunction.
Licensor reserves the prior right and option to purchase any or all Sell-Off
Articles at a price equal to * *. The accounting and payment shall be due within thirty (30) days after the close of each three-month period. No payments of
Guaranteed Minimum Royalty made during the Annual Period in which this Agreement shall terminate or expire shall be credited against any Sales Royalty payable on the sales of Sell-Off Articles. In no event shall Licensee maintain more than *
inventory of Articles at any time as shall be estimated reasonably and in good faith.

                                       28

     15.4 Except as provided in Paragraph 15.3 above, on the expiration or termination hereof (except for termination as a result of breach by Licensor):
(a) all rights of Licensee shall terminate forthwith and shall revert immediately to Licensor, and all payments of Sales Royalties, the Advertising
Fee and the Campaign Fee based upon Net Sales theretofore made, shall become immediately due and payable; (b) Licensee may no longer use the Licensed Mark and shall promptly transfer to Licensor, free of charge, all registrations, filings and rights with regard to the Licensed Mark which it may have possessed at any time; and (c) Licensee thereupon shall deliver to Licensor, free of charge, all samples, sketches and other material in its possession particular or unique to the Products, including materials which were designed by or approved by Licensor or used in connection with the business conducted by Licensee hereunder and all other material in its possession with the Licensed Mark thereon. Nothing in the foregoing shall relieve Licensee of any obligation of payment arising prior to the effective date of such expiration or termination.
After the expiration or termination hereof, Licensee shall not use or permit others to use any of said sketches or other material in connection with Products or any other merchandise.

16.  NOTICE

     16.1 All reports, approvals, requests, demands and notices required or permitted hereby shall be in writing and shall be deemed to be duly given (i) if personally delivered, (ii) one day after dispatch if delivered by nationally-recognized overnight courier or mail service, such as Federal Express or Express Mail, or (iii) five business days after dispatch if mailed (by certified or registered mail, return receipt requested) to the party concerned at its address set forth below:

          To Licensor:    at the address set forth on page 1:
                          Attention: Vice President, Licensing

          with a copy to: Chief Financial Officer
                          c/o Kenneth Cole Productions, Inc.
                          603 West 50th Street
                          New York, New York 10019

          and a copy to:  General Counsel
                          c/o Kenneth Cole Productions, Inc.
                          603 West 50th Street
                          New York, New York 10019

          To Licensee:    at the address set forth on page 1:
                          Attention: Chief Executive Officer

                                       29

          with a copy to: Dechert LLP
                          30 Rockefeller Plaza
                          New York, New York 10112-2200
                          Attention: Martin Nussbaum and Richard Goldberg

Either party may, from time to time, designate a different address by giving written notice to the other designating such address.

17.  ASSIGNABILITY; BINDING EFFECT

     17.1 The performance of Licensee hereunder is of a personal nature and, therefore, neither this Agreement nor the license or other rights granted hereunder may be assigned, sublicensed or transferred by Licensee and any such attempted assignment, sublicense or transfer, whether voluntary or by operation of law, directly or indirectly, shall be void and of no force or effect. A
Change In Control (as defined below) of Licensee or any parent of Licensee shall be deemed an assignment hereof. Licensor's consent to any assignment, sublicense or transfer shall not be a waiver of Licensor's rights with respect to any further assignment, sublicense or transfer.

     17.2 "CHANGE IN CONTROL" shall mean (except as provided below in this definition) (i) the acquisition by any individual or group, other than Josephine
Chaus and her family trusts, in a single transaction or series of transactions of more than * * of the aggregate voting power of the outstanding equity securities or interests of Licensee, or (b) the membership in Licensee's Board of Directors such that more than one-half of the directors are persons whose election has not been previously recommended by the applicable pre-existing
Board of Directors, or (ii) any merger, consolidation or reorganization of
Licensee, or (iii) any sale or transfer of all or substantially all of the assets of Licensee to a purchaser or other transferee, in the case of each of
(ii) or (iii), where the stockholders of the Licensee immediately before the transaction do not own at least * of the combined voting power of the voting securities of the surviving entity or its parent immediately after the transaction, provided, however, that any transaction or series of transactions that are effected solely in connection with a (x) reincorporation, (y) a reorganization, recapitalization or financing not in connection with the sale of all or substantially all of the assets or stock or other ownership interests of
Licensee or (z) an underwritten public offering of common stock of Licensee, is not an Change of Control.

     17.3 This Agreement shall inure to the benefit of and shall be binding upon the parties, their respective successors, Licensor's transferees and assigns and
Licensee's permitted transferees and assigns.

                                       30

18.  ARBITRATION; COURT ACTIONS

     18.1 Except as specifically set forth in Paragraph 14 above or otherwise in this Agreement, any and all disputes, controversies and claims arising out of or relating to this Agreement or concerning the respective rights or obligations hereunder of the parties hereto except disputes, controversies and claims relating to or affecting in any way Licensor's ownership of or the validity of the Licensed Mark or any registration thereof, or any application for registration thereof (the "LICENSED MARK DISPUTES") shall be settled and determined by arbitration before three arbitrators in New York, New York before the Commercial Panel of the American Arbitration Association in accordance with and pursuant to the then existing Commercial Arbitration rules. The arbitrators shall have the power to award specific performance or injunctive relief and reasonable attorneys' fees and expenses to any party in any such arbitration and the courts shall have similar power with regard to that injunctive relief sought by Licensor, with regard to Licensed Mark Disputes or as otherwise provided herein (collectively "COURT ACTIONS"). However, in any arbitration proceeding arising under this Agreement, the arbitrators shall not have the power to change, modify or alter any express condition, term or provision hereof, and to that extent the scope of their authority is limited. The arbitration award shall be final and binding upon the parties and judgment thereon may be entered in any court having jurisdiction thereof. The service of any notice, process, motion or other document in connection with an arbitration under this Agreement or for the enforcement of any arbitration award hereunder may be effectuated in the manner in which notices are to be given to a party pursuant to Paragraph 16 above.

     18.2 Court Actions shall be brought in New York, New York in any court having competent jurisdiction, except that Licensor also may bring an injunctive proceeding in any jurisdiction where deemed appropriate by reason of its subject matter. Licensor and Licensee irrevocably submit to the jurisdiction of the
State and Federal courts in New York, New York and the courts in such other jurisdictions in Court Actions and waive any claim or defense of inconvenient forum or lack of personal jurisdiction in such forum under any applicable law or decision or otherwise. Service of any notice, process, motion or other document in connection with a Court Action may be made in the same manner that notices may be given under Paragraph 16 above. However, Licensor may serve process in any manner permitted by the laws of the State of New York, or by the State or
Federal courts located therein, or by the laws or courts of any such appropriate jurisdiction or any subdivision thereof.

19.  MISCELLANEOUS

     19.1 (a) Licensee shall sell Articles to the Licensor Group in such quantities as may be reasonably required. It is understood: (i) that Licensor orders are subject to reasonable manufacturing calendars consistent with those for other customers; (ii) that in no event shall Articles ordered by Licensor be reallocated to other customers without Licensor's prior written approval; (iii)
that Licensee shall not be required to reallocate Articles from other customers who have prior confirmed orders; and (iv) that Licensor shall have first priority for all Articles in Licensee's inventory that are not

                                       31

subject to prior confirmed orders by other customers. All such purchases of
Articles shall be billed and paid on terms of sale no less favorable to Licensor than any other retail customer of Articles of Licensee. In connection with such sales, Licensee shall deliver to Licensor, free of charge, one sample of each
Article ordered by the Licensor Group (including each color or pattern ordered for each style). For in-season goods, the price for sales to retail and outlet stores operating under the Licensed Mark (or any other trademark owned or controlled by Licensor) and to Licensor's catalogs and Websites shall be the lowest * for such collection, before markdowns and excluding close-outs, less a
* discount. Such initial wholesale selling prices shall not include one-time special offers to retailers provided such offers do not, in the aggregate, constitute more than * of the total sales of the relevant Article. Delivery of such Articles shall not be later than the dates of delivery of the same Articles to any other customer unless otherwise specified by Licensor. For Closeouts,
Licensor shall have a first option to purchase all such Articles. Accordingly, before offering any Closeouts to any third party, Licensee shall deliver to
Licensor a schedule of available Closeouts and Licensor shall notify Licensee, within five (5) business days after the receipt of any such schedule, which, if any, of the available Closeouts Licensor shall purchase. The price for sales of
Closeouts to retail and outlet stores operating under the Licensed Mark (or any other mark owned or controlled by Licensor) and to Licensor's catalogs and
Websites shall be the lower of (i) * for such collection, before markdowns and excluding close-outs, less a * discount, or (ii) *, defined as the * *. In no event shall Licensee sell Closeouts to any third party at a price * * without again offering them to the Licensor Group. No * * shall be due and payable on any sales under this Paragraph 19.1(b); neither shall Licensee include such sales in the calculation of * *.

          (b) At the request of Licensor, Licensee (or its affiliate) shall sell any and all Articles available in either Licensee's seasonal collections or in
Licensor retail stores, in such quantities as may be ordered from time to time, to the Licensor Group or to Licensor's authorized international distributors for resale outside the Territory (the "FOREIGN DISTRIBUTORS"). The prices to be paid for Articles sold to such Foreign Distributors shall be * of Licensee's * with *
due to Licensee as a buying agent's commission and * due to Licensor as an administrative fee. * shall be deemed to mean the * * * not to exceed *. All other terms of sale shall be * * to said Foreign Distributors than to any other customer of the Articles. In the event Licensee shall sell Articles to any
Foreign Distributor, Licensee (or its affiliate) shall deal directly with such
Foreign Distributor and shall look solely to it in such dealings. No * shall be due and payable on any sales under this Paragraph 19.1(b); neither shall
Licensee include such sales in the calculation of its *

                                       32

*. In the event Licensee shall sell custom Articles to any Foreign Distributor,
Licensee (or its affiliate) shall deal directly with such Foreign Distributor and shall look solely to it in such dealings, provided, however that such
Articles are approved in advanced by Licensor.

     19.2 (a) All of the contents of this Agreement and all information relating to the business, operations and personnel of the members of a party that the other party learns or has learned during or prior to the Term, including all financial information and business plans relating to the business of a party or any of its affiliates, and all concepts, design components, specifications, creative concepts and marketing, advertising and promotional concepts and plans that a party provides to the other party or that is approved for use in connection with Articles ("CONFIDENTIAL INFORMATION"), are their valuable property. Confidential Information shall not include information or material that (i) is or becomes generally available to the public other than as a result of a disclosure by a party in violation of this agreement, (ii) was within the receiving party's possession prior to its being furnished by or on behalf of the disclosing party, or (iii) becomes available to the receiving party on a non-confidential basis from a source other than the disclosing party, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the disclosing party. The parties acknowledge the need to preserve the confidentiality and secrecy of the Confidential Information. Therefore, during the Term and thereafter, the parties shall not use or disclose any of the Confidential
Information, except for such use that is permitted under this Agreement or except as disclosure may be required by applicable law, regulation or legal or regulatory process. The parties shall take all necessary steps to ensure that any use by them and those acting on their behalf, including the members of the
Licensor Group and Licensee Group, their Contractors and its suppliers, shall preserve the confidentiality and secrecy thereof.

          (b) All concepts, design components and specifications and all rights therein, if either submitted by or approved by Licensor for use in connection with the Articles, shall be the exclusive property of Licensor and may be used by Licensee only in connection this Agreement. If any concepts, design components, specifications or other materials so submitted by or approved by
Licensor are not used by Licensee, Licensee shall deliver such items to
Licensor, at Licensee's expense, and shall not use them or permit their use by others. Whether or not Licensee uses any of these items in connection with the
Products, Licensor may permit others to use them, but only if such use does not conflict with the rights granted to Licensee hereunder.

          (c) Neither Licensee nor any member of the Licensee Group shall intentionally manufacture or sell any Products or other products bearing designs or of a styling confusingly similar to the unique or distinctive designs or unique or distinctive styling of any Articles or authorize any third party to do so; nor shall Licensee or any member of the Licensee Group intentionally manufacture or sell (i) any Products or other products using distinctive materials used for any Articles or (ii) a collection of Products or other products confusingly similar to any seasonal collection under this Agreement.
Also, Licensee shall implement appropriate internal procedures to ensure that the provisions of this Paragraph 19.2(c) are not violated.

                                       33

     19.3. Notwithstanding anything to the contrary herein, Licensor may negotiate and enter into agreements with third parties pursuant to which it may grant licenses to use the Licensed Mark in connection with the manufacture, distribution and/or sale of Products in the Territory, only upon (i) Licensee failing to provide timely and valid notice of its intent to renew this Agreement by *, or providing notice of its intent not to renew, (ii) the commencement of the * Annual Period of the Renewal Term, (iii) Licensee failing to timely cure a material breach following notice by Licensor, or (iv) Licensee informing
Licensor that it will not cure such material breach. In the event Licensor enters into such a third party agreement, the third party may not ship its initial collection of Products prior to the expiration or termination of this
Agreement. Nothing herein shall be construed to prevent the Licensor Group or any such licensee from showing such Products and accepting orders therefor prior to the expiration or termination hereof.

     19.4. This Agreement shall be construed and interpreted in accordance with the laws of the State of New York applicable to agreements made and to be performed in said State, contains the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, supersedes all prior oral and written understandings and agreements relating thereto and may not be modified, discharged or terminated, nor may any of the provisions hereof be waived orally.

     19.5. Nothing herein shall be construed to constitute the parties hereto as partners or as joint venturers, or either as agent of the other. Under no circumstances shall Licensee hold itself out as an affiliate or subsidiary of the Licensor Group or as being associated with the Licensor Group other than as a duly authorized Licensee of the Licensed Mark. Licensee shall have no power to obligate or bind Licensor in any manner.

     19.6. No waiver by a party, whether express or implied, of any provision hereof, or of any breach or default thereof, shall constitute a continuing waiver of such provision or of any other provision of this Agreement. Acceptance of payments by Licensor shall not be deemed a waiver of any violation of or default under any of the provisions hereof by Licensee.

     19.7. Licensor and Licensee represent and warrant to each other that it has not dealt with any broker, finder or other person in connection with the negotiation and execution of this Agreement. Each party agrees to and shall indemnify and hold harmless the other from any and all losses, costs, damages, and expenses arising out of or in connection with claims of any kind which assert the inaccuracy or breach by the indemnitor of the above representation and warranty, including, without limitation, attorneys' fees and court costs.

     19.8. Notwithstanding any other provision of this Agreement and except for any monetary obligations due under this Agreement, any performance by Licensee or Licensor under this Agreement shall be extended for the period of any delay caused by an act of God or the public enemy, civil war, insurrection or riot, fires, explosions, major

                                       34

accidents, governmental priorities, restrictions or allocations or strikes or labor disputes, but in no event shall such extension be longer than One Hundred
Twenty (120) days. In any such event, the party affected thereby shall promptly notify the other in writing of such affected party's inability to perform.

     19.9. During the Term and for a two (2) year period following the termination or expiration of this Agreement, Licensor and Licensee each agrees and represents that it shall not, directly or indirectly, solicit for employment or employ on any basis whatsoever, any level employee of the other party who, in such party's reasonable judgment, then holds a position requiring a material level of responsibility, trust, training, experience or know-how.

     19.10. Neither Licensee nor Licensor shall, directly or indirectly, during the Term or at any time thereafter, do or refrain from doing anything, by words, actions or other communications: (i) in the case of Licensee, that may adversely affect, or disparage the reputation, prestige, value, image or impression of the
Licensed Mark, Licensor, the Articles, the Licensor Group or any of the Licensor
Group's officers, directors, affiliates, personnel, products, brands, or related companies, and (ii) in the case of Licensor that may adversely affect, or disparage the reputation, prestige, value, image or impression of Licensee, the
Articles, the Licensee Group or any of the Licensee Group's officers, directors, affiliates, personnel, products, brands, or related companies.

     19.11. (a) Licensor hereby represents and warrants to Licensee that: (i)
Kenneth Cole Productions (LIC) is a corporation duly organized, validly existing and in good standing under the laws of the Bahamas; (ii) it is the owner of the
Licensed Mark in the Territory; (iii) it has all requisite power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby; and (iv) the execution by Licensor of this Agreement and the execution of the transactions contemplated hereby do not and shall not (1)
conflict with, result in a breach of the terms and conditions of, or constitute a default under Licensor's articles of incorporation or bylaws, or any license, agreement, contract, indenture or other instrument to which Licensor is now a party or by which Licensor or its assets may be bound or affected, or (2) to the best of Licensor's knowledge, violate any law, regulation or court order applicable to Licensor. Licensor further represents and warrants that Licensee's exercise of the rights granted hereunder, in accordance with the terms of this
Agreement, (x) will not violate or infringe upon the rights of any third party or entity; (y) that there is no claim, suit, demand, or allegation pending, or to Licensor's knowledge, threatened, alleging that the use of the Licensed Mark infringes or otherwise violates the rights or any third party or entity; and (z)
that Licensor knows of no basis for any such claim, suit, demand, or allegation.

          (b) Licensee hereby represents and warrants to Licensor that: (i) it is a corporation duly organized, validly existing and in good standing under the laws of the State of New York; (ii) it has all requisite power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby; and (iii) the execution by Licensee of this Agreement and the execution of the transactions contemplated hereby do not and shall not (1)
conflict with, result in a breach of the terms and conditions of, or

                                       35

constitute a default under Licensee's articles of incorporation or bylaws, or any license, agreement, contract, indenture or other instrument to which
Licensee is now a party or by which Licensee or its assets may be bound or affected, or (2) to the best of Licensee's knowledge, violate any law, regulation or court order applicable to Licensee.

     19.12 This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. If this Agreement is executed in counterparts, no signatory hereto shall be bound until all parties named below have duly executed or caused to be duly executed a counterpart of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and year first above written.

                                        KENNETH COLE PRODUCTIONS (LIC), INC.

                                        ----------------------------------------
                                        BY:
                                        ITS:

                                        BERNARD CHAUS, INC.

                                        ----------------------------------------
                                        BY:
                                        ITS:

                                       36

                                    EXHIBIT 1

                     BUSINESS PLAN AND MARKETING PLAN SAMPLE

I.   BUSINESS PLAN

     A.   SALES OBJECTIVES

          1.   PROJECTED VOLUMES
          2.   PROJECTED DOORS
          3.   DISTRIBUTION STRATEGIES
          4.   ANALYSIS OF PAST SEASON VOLUMES
          5.   DOOR PLAN DETAILING PROJECTED PRODUCT ASSORTMENT BY DOOR

     B.   ADVERTISING, MARKETING, PROMOTION AND PUBLIC RELATIONS OBJECTIVES

     C.   SHOP-IN-SHOPS

          1.   STRATEGIES
          2.   PROJECTED EXPENDITURES BY BRAND, CUSTOMER, DOOR

     D.   ORGANIZATIONAL STRUCTURE

     E.   LAUNCHES OF BRANDS, NEW CATEGORIES

     F.   ANALYSIS OF COMPETITION INCLUDING PRICING

     G.   QUALITY, SOURCING AND OPERATIONAL ISSUES

II.  MARKETING PLAN

     A.   STRATEGY, INCLUDING EXPENDITURES, BY BRAND AND TYPE OF ADVERTISING
          VEHICLES, MARKETING AND PUBLIC RELATIONS

     B.   LAUNCH ACTIVITIES

     C.   COLLATERAL SUPPORT

     D.   MEDIA PLAN

                                       37

          1.   ADVERTISING SCHEDULE BY BRAND FOR ALL PRINT MEDIA

          2.   RADIO AND TELEVISION, IF APPLICABLE

                                       38

                                    EXHIBIT 2

                       KENNETH COLE PRODUCT APPROVAL FORM

LICENSEE: ___________________________

PRODUCT CATEGORY: ___________________

STYLE/ REFERENCE NO: ________________   DATE: ________

LINE: KENNETH COLE NEW YORK _________   COLLECTION: ____________
      REACTION KENNETH COLE _________

CONCEPT APPROVAL SKETCH/ DESCRIPTION:

MATERIALS: ____________________________________
           ____________________________________
           ____________________________________

APPROVAL SIGNATURE: _________________   DATE: ________

FINAL SAMPLE APPROVAL: ______________   DATE: ________

PRODUCTION APPROVAL: ________________   DATE: ________

                                       39

                                    EXHIBIT 3

                    PRE-EXISTING BRANDS & CATEGORY PORTFOLIO

                                       40

                                    EXHIBIT 4
                       RETAIL ACCOUNT STORE APPROVAL FORM

RETAIL ACCOUNT APPROVAL FORM
TO BE SUBMITTED FOR EACH NEW ACCOUNT

APPROVED                  [ ]              NOT APPROVED  [ ]

--------------------------------------------------------------------------------

DATE SUBMITTED            ___________________________________

DISTRIBUTOR NAME          ______________________________________________________

STORE NAME                ______________________________________________________

BRAND                        KC [ ]        REACTION [ ]

STORE TYPE

Specialty                 [ ]
Department                [ ]
# of stores               [ ]

Address                   ______________________________________________________
Phone/ fax                ______________________________________________________
E-mail                    ______________________________________________________
Contact name              ______________________________________________________

Store markup              [ ]

Footwear brands carried     1 __________________________________________________
                            2 __________________________________________________
                            3 __________________________________________________
                            4 __________________________________________________
                            5 __________________________________________________
                            6 __________________________________________________

Please attach 3 photos showing: 1) store front 2) interior 3) area proposed for
KC

                                       41